Exhibit 99.1

CORPORATE PARTICIPANTS
Jon Stanner Strategic Hotels & Resorts, Inc. - VP, Capital Markets & Treasurer
Rip Gellein Strategic Hotels & Resorts, Inc. - Chairman & CEO
Diane Morefield Strategic Hotels & Resorts, Inc. - EVP & CFO

CONFERENCE CALL PARTICIPANTS
Bill Crow Raymond James & Associates - Analyst
Chris Woronka Deutsche Bank - Analyst
Ryan Meliker MLV & Co. - Analyst
Smedes Rose Evercore Partners - Analyst
Lukas Hartwich Green Street Advisors - Analyst
Andrew Didora BofA Merrill Lynch - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q4 2013 Strategic Hotels & Resorts Earnings Conference Call. My name is Crystal, and I will be your operator for today’s call.

At this time, all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of the conference call. (Operator Instructions) As a reminder, this call is being recorded for replay purposes.

I would now like to hand the call over to Mr. Jon Stanner, Vice President, Capital Markets and Treasurer. Please proceed sir.

Jon Stanner - Strategic Hotels & Resorts, Inc. - VP, Capital Markets & Treasurer

Thank you and good morning everyone. Welcome to the Strategic Hotels & Resorts fourth quarter 2013 earnings conference call.

Our press release and supplemental financials were distributed yesterday and are available on the Company’s website in the Investor Relations section. We are hosting a live webcast of today's call which can be accessed by the same section of the site, with a replay of today's call available for the next month.

Before we get underway, I'd like to say that this conference call will contain forward-looking statements under federal securities laws. These statements are based on current expectations, estimates and projections about the market and the industry in which the Company operates, in addition to management's beliefs and assumptions. Forward-looking statements are not guarantees of performance and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement notice included within our SEC filings. In the press release and supplemental financials, the Company has reconciled all non-GAAP financial measures to the directly comparable GAAP measures in accordance with Reg. G requirements.

I would now like to introduce the members of the management team here with me today. Rip Gellein, Chairman and Chief Executive Officer, and Diane Morefield, our Chief Financial Officer. Rip.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Thank you, Jon. Good morning, everyone.

We are extremely pleased to report a terrific year of operating and financial results for Strategic, with RevPAR in 2013 growing nearly 9% in our same store portfolio and our full year corporate EBITDA and FFO metrics coming in ahead of consensus estimates and at the high-end of our guidance ranges.

We are equally excited about 2014, which we believe is shaping up to be another very strong year, and are initiating full year RevPAR growth guidance range between 5% and 7%. This guidance includes an approximately 100 basis point adjustment for expected renovation-related displacement for which Diane will provide detail shortly.

We will discuss our 2013 results, how we are interpreting those results in the context of our broader strategic direction, and how the trends we are seeing in our business translate into our 2014 guidance. We will also provide you with an update on our two asset dispositions, including our intentions for redeploying that capital and continuing to significantly strengthen our balance sheet.

We will then walk through the details of our 2014 financial guidance and capital plans.

As you know, our strategy is predicated on owning a world-class portfolio of unique hotel assets in gateway cities and high barrier-to-entry resort destinations. Our asset management team, which we believe is best-in-class, continues to create tremendous value throughout the portfolio at the hotel level, evidenced by our industry-leading results, both relative to our publicly traded peers and to our individual competitive market sets for each hotel.

For example, RevPAR in our Total North American portfolio grew 8.8% during the year and our EBITDA margins expanded an impressive 210 basis points, excluding any benefit from guarantee payments we received from Marriott at the Essex House in New York. However, this was more than just riding the tailwinds of a strong market as our Total US portfolio increased its RevPAR penetration within their competitive sets by 2.5% during the year, finishing 2013 at an impressive RevPAR index of 114, compared to 111 in 2012. In total, 10 of our 16 North American hotels finished the year with double digit RevPAR growth, which helped drive a 21.5% increase in Comparable EBITDA and a 65% increase in Comparable FFO per share in 2013.

We are in the final stages of the comprehensive deleveraging phase of our strategic plan, with two asset sales expected to close in the first half of 2014. As most of you know, we are under contract to sell the Four Seasons Punta Mita and adjacent La Solana land parcel for $200 million and expect to close that transaction within the next week or two. We also have selected a buyer and are in the midst of due diligence for the Marriott Grosvenor Square in London. We are committed to this disposition and expect to close it in the first half of this year.

Proceeds from both asset sales will be used to further deleverage the balance sheet, including redeeming some of our higher cost preferred equity. Diane will provide you with more details on our capital redeployment strategy, but importantly, assuming we close on both dispositions as described, we should comfortably be within our targeted 4 to 6 times Net Debt to EBITDA range, and expect to move toward the lower end of that range with organic cash flow growth over the next couple of years.

These activities ultimately put us on the path to reinstating the common dividend and, though we cannot commit to a date at this time, we would reiterate that it remains a corporate priority.

In terms of outlook, we agree with what you've heard on most of the other calls this quarter -- that the fundamentals of the industry remain quite strong and that, in many ways, 2014 looks like a better version of 2013, albeit with a more difficult year-over-year comparison. In the context of rather tepid GDP growth and a slower to recover group segment of business, the demand growth we've seen across the industry, particularly in the luxury and upper-upscale sectors, has been impressive. Roughly half of our hotels are at or above previous peaks, though the composition of that business has obviously shifted throughout the recovery.

Transient demand in our Total US portfolio finished 2013 15% higher than our previous peak year of 2007, while group demand was 12% lower compared to the same period. In total, occupancy is essentially flat to peak but average rates are 5% higher, so our RevPAR is roughly 6% above its previous peak, which is roughly double our competitive set.

Our assets have also benefited from some of the creative capital investments we have made in recent years. For example, at the Fairmont Scottsdale Princess, we've invested approximately $25 million in 2012 and 2013 to add a new ballroom, enhance the food and beverage outlets and introduce a new wellness spa concept. The results have been quite impressive.

Group room nights at the hotel increased 20% in 2013 compared with 5% growth in the competitive set. This helped drive a 15% increase in group market share penetration and a 48% increase in EBITDA year-over-year. Most importantly, we are yielding a 19% cash return on the ballroom investment in its first full year of implementation.

Likewise, we invested roughly $30 million at the InterContinental Miami in 2010 and 2011, which refreshed and re-themed nearly every square inch of the hotel. Again, the results have been outstanding as the property has achieved a 12% RevPAR CAGR since 2009, outpacing the market by 120 basis points. And we've increased our EBITDA at that property from just under $7 million in 2009 to $17.3 million in 2013. We've detailed these projects and several other case studies in our updated investor presentation which we will be posting to our website shortly. We encourage all of you to review it.

Supply growth in our markets and for our type of hotel is generally well contained with the pipeline for all future years of competitive new supply for our portfolio less than 2% of existing rooms, which is well below both our historical averages and anticipated demand growth. Given the many challenges of building these hotels in high barrier-to-entry markets, we expect that supply growth to be limited through at least 2017.

As you would expect, we are keeping a close eye on certain markets, particularly New York, Chicago and Washington, D.C. Supply growth in New York has been the headliner but much of this is in the limited service segment, as only 6% of the city's pipeline is in the luxury and upper-upscale segment. We also believe that some of the supply increase could be partially offset by residential conversions given the strength of the Manhattan residential market.

2014 will be the fourth full year into the recovery, and we are obviously starting to face more difficult year-over-year comparisons in our operating results. However, our forecasted growth for the year is strong once again, and we remain optimistic on the outlook for the industry in general. Our group pace for 2014 is currently up 6% in room nights and 3.1% in average rate, which translates into a 9.3% increase in group room revenues. As of January 31st, 76% of our budgeted group room nights were definite on the books, which is essentially the same as it was at this time last year. And though group business has been the laggard in this recovery, our portfolio has been somewhat of an outlier in the industry with nearly 5% rate growth in 2013 and banquet spending on a per occupied room night basis increasing a robust 10%, which we believe is solid proof of our group segment's increasing willingness to spend. So with strong forward group bookings and robust transient travel, we look forward to a solid 2014.

With the completion of our deleveraging strategy within sight, we are positioned now to opportunistically evaluate selective acquisitions that meet our qualitative and quantitative investment criteria. More specifically, we will target high-end assets consistent with our existing portfolio, located in gateway cities and resort destinations. We generally prefer complex assets with multiple revenue streams that provide operational upside for our asset management team to extract; through revenue management initiatives, the implementation of cost control systems and the execution of accretive capital expenditure programs.

We will continue to focus in North America. We would like to diversify our portfolio by adding assets on the East Coast, though we remain bullish on certain West Coast markets such as San Francisco, Seattle and even Southern California. We would also consider the right assets and markets in Mexico and Canada.

Our financing strategy will mirror our commitment to a prudent capital allocation strategy; targeting acquisition financing on a leverage-neutral basis over a reasonable time frame. Most importantly, we will only pursue opportunities where we can generate a return that exceeds our cost of capital, and we are optimistic that there will be attractive, value creating acquisition opportunities in this market.

We continue to believe the fundamentals of our business point to a sustained recovery that could extend beyond what was seen in past cycles. As I mentioned, supply growth remains muted, particularly in our markets and our asset class. For example, only 2% of the industry’s total supply pipeline is in the luxury segment and 7% in the upper-upscale segment.

The significant discount between trading values and replacement costs only serves to discourage potential development. Though we've seen some supply in certain markets, it remains at historic lows and is almost non-existent in resort markets.

The improving group business dynamic for our assets in our markets provides another compelling catalyst for operational and valuation growth. And the capital markets are wide open, providing attractive financing alternatives at low interest rates to fund growth.

We believe the fundamentals of our business remain strong, our balance sheet is becoming significantly strengthened, our stock is trading at a multiple premium to our peers, and as a result, we plan to be disciplined and look to acquire assets where we have the ability to create significant shareholder value.

With that, I'll turn the call over to Diane.

Diane Morefield - Strategic Hotels & Resorts, Inc. - EVP & CFO

Thanks, Rip, and good morning, everyone.

As Rip highlighted, we are very pleased with our fourth quarter and full year 2013 financial results. Fourth quarter Comparable EBITDA was $58.3 million, a 31% increase over last year, and FFO was $0.14 per share, an impressive 133% increase.

For the full year, Comparable EBITDA was $213.2 million, a 21.5% increase over 2012, and Comparable FFO was $0.43 a share, which was a 65% year-over-year increase. Our full year results were near the top-end of our guidance ranges, which we raised in our third quarter earnings release. We also came out above consensus street estimates.

RevPAR in our Total North American portfolio increased 9.6% during the quarter, primarily driven by a 6.1% increase in average rates and a 2.2 percentage point increase in occupancy. Transient room nights increased nearly 5% in the fourth quarter, which offset a 1% decline in group business. The decline in group nights was primarily related to a softer city-wide calendar in Chicago, with only nine city-wide conventions in the fourth quarter of 2013, compared with 12 in the fourth quarter of 2012. However, this decline was partially offset by a 16% increase in association business, primarily at our resort properties.

Group ADR increased 6.2% during the quarter, led by our highest rated corporate group segment with a 7.5% increase in ADR. We had a particularly strong quarter at the Four Seasons Washington, D.C., where group rate was up over 28%, as the hotel hosted the IMF meeting in October. To give you the statistics, the hotel was fully booked during IMF, with a minimum five-night stay at an $1,800 ADR.

The Fairmont Scottsdale Princess also had a great quarter where group rate increased 11.5%, primarily driven by a shifting mix of business toward higher rated group customers. Transient ADR increased 4.7% during the quarter, also driven by our highest-rated premium segment, where rates increased 6.4%. We saw particular strength in our resort properties, where rates increased 6.5% in the fourth quarter. For example, at our Four Seasons Jackson Hole, we benefited from a strong early ski season and increased the premium rack rate over $100 from the fourth quarter of 2012 to $840 a night.

On the expense side, hours worked per occupied room were flat year-over-year. This is particularly impressive considering outlet covers increased 7% and banqueting covers increased 4% compared to the fourth quarter of 2012. This helped drive our reported 460 basis point EBITDA margin expansion in the fourth quarter. However, as you'll recall, we have an NOI guarantee in place with Marriott at the Essex House, and the accounting rules require us to recognize the full guaranteed payment in the fourth quarter, which skewed the margin expansion.

In 2013, we recorded $12.8 million in guaranteed payments, compared to $1.4 million for our sub ownership period in 2012. So excluding these payments, EBITDA margins still expanded a strong 180 basis points during the quarter, and we again achieved our targeted EBITDA growth to RevPAR growth ratio of 2 times.

For the full year, RevPAR in our Total North American portfolio increased 8.8%, again driven mostly by rate improvement, with ADR growth of 6.1% in 2013 and occupancy increasing just under 2 percentage points. Transient room nights increased 3% during the year as we continued to see a healthy shift of business out of the lower-rated segments and into higher-rated segments. For example, room nights in our lowest-rated contract segment declined 28% during the year as hotels like the InterContinental Miami were able to eliminate certain airline crew business and replace it with higher-rated customers.

Negotiated transient room demand, which is primarily the corporate traveler, increased 7% in 2013. Total group room nights increased 1.6%, with particular strength in our resort portfolio. Our 6% increase in average rates was again led by a 6.1% increase in transient ADR and a 5% increase in group rates. RevPAR at our urban hotels increased nearly 10% in 2013, and our resort portfolio grew just under 8% year-over-year.

EBITDA margins, adjusted for the Essex House guarantee payments, expanded 210 basis points, as hours worked per occupied room declined year-over-year despite the increases in occupancy and outlet activity. Much of this improved productivity is related to the ongoing labor restructuring at the Essex House where we reduced FTEs by 136 in 2013 and hours worked per occupied room declined 26%.

For our portfolio, total FTEs are still down 14% compared to peak operating standards, and management FTEs are down 20%, demonstrating our ability to maintain labor cost savings despite a strong rebound in top-line performance. For the year, our EBITDA growth to RevPAR growth ratio was an impressive 2.2 times.

Let me give you a little more detail behind our disposition activities and how we are thinking about capital redeployment. As Rip mentioned, we are nearing the completion of the sale of the Four Seasons Punta Mita and the adjacent 48-acre La Solana land parcel for a gross purchase price of $200 million, for which we will net approximately $180 million after taxes. Assuming a successful close, we intend to redeem our 8.5% dividend yield Series A preferreds, with a notional amount of $104 million, near the end of the first quarter. This will save us approximately $6.6 million in preferred dividends in the last three quarters of the year, and permanently save $8.8 million annually in preferred dividends beginning in 2015. The remaining proceeds will be used to reduce the outstanding balance on our revolving credit facility.

Pro forma for the sale of the Four Seasons Punta Mita, the preferred redemption and the line repayment, our Net Debt to EBITDA is forecasted to be 5.3 times and Net Debt plus Preferred to EBITDA 6.1 times based on the mid-point of our 2014 guidance range. This represents nearly a full turn reduction in our Net Debt plus Preferred leverage level and the elimination of the relatively expensive preferred dividend is accretive to our 2014 earnings by roughly $0.02.

We also continue to make progress on the sale of Marriott Grosvenor Square in London and have selected a buyer who we are working with through the due diligence period. While we are not in a position to give you specific pricing or exact timing guidance at this point, we anticipate the transaction will close in the first half of the year, and we would intend to redeploy the capital to continue to deleverage the balance sheet.

With both sales, we would expect to be comfortably within our targeted ranges of 3 to 5 times Net Debt to EBITDA and 4 to 6 times for Net Debt plus Preferred to EBITDA.

The Grosvenor Square sale has been a fully marketed transaction, and the pricing, while attractive, will reflect the shorter-term nature of the ground lease, which has historically increased cap rates between 150 and 200 basis points compared to a freehold trade. The exchange rate has worked in our favor with the British pound appreciating nearly 10% in the last year.

We currently have $104 million outstanding on our revolving line of credit and another $9 million in letters of credit, leaving us with $185 million in line availability. These numbers are before any proceeds from asset sales, which will further increase our liquidity position. We have $74 million of unrestricted cash combined at the corporate and hotel levels and two unencumbered assets. Our balance sheet is in a good position today and on an even better trajectory.

Given the strength of the debt markets, we are also currently evaluating potential refinancing that would further enhance our balance sheet and reduce our cost of capital.

Turning to guidance, we did announce our guidance ranges yesterday in the press release, which reflect a 5% to 7% RevPAR growth and 4.5% to 6.5% Total RevPAR growth in 2014 for both our same store and Total US portfolios. These ranges are reduced by roughly 100 basis points for displacement related to renovation activity at certain hotels, including guestroom renovations at the Westin St. Francis, Hyatt Regency La Jolla, Loews Santa Monica and Ritz-Carlton Half Moon Bay.

Our EBITDA margins are expected to expand between 120 and 200 basis points, which reflects a 20 basis point impact from the renovation displacement. We project Comparable EBITDA in the range of $220 million to $240 million and FFO in the range of $0.53 to $0.63 per share, which is a 23% to 47% increase over comparable FFO per share in 2013.

Corporate expenses are forecasted to be between $22 million and $24 million, excluding costs associated with the defense against the Orange Capital activist campaign. Capital expenditures are expected to be in the range of $75 million to $80 million, including $40 million of hotel-level contractual FF&E spending. The remaining $35 to $40 million represents owner-funded capital projects, largely related to the various room renovations.

Interest expense is forecasted to be approximately $85 million to $90 million, including roughly $8 million of non-cash interest. Our corporate guidance assumes the sale of Four Seasons Punta Mita and the redemption of the Series A preferred in the first quarter, but no additional acquisition, disposition or capital raising activity is assumed in this guidance, including the sale of the Marriott Grosvenor Square at this point.

With that, we would now like to open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question comes from the line of Bill Crow with Raymond James. Please proceed.

Bill Crow - Raymond James & Associates - Analyst

Good morning. Nice quarter. A couple of topics, Rip. On the acquisition front, have you made progress in narrowing potential acquisitions? Do you have a pipeline? I know you won't give details, but could you talk about what you're seeing out there?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

We are being pretty careful, Bill, but we are in tune with virtually everything that's on the market publicly and are looking at things that are off market. We are pretty optimistic that if we stay disciplined, that there are still some good potential opportunities out there. We are sort of a logical buyer of assets of this kind. We are seeing some fair traction, but obviously, we're not going to talk about any individual asset.

Bill Crow - Raymond James & Associates - Analyst

You mentioned the improvement in the RevPAR index to 114. Could you identify which assets, if any, are still below 100 that might provide the greatest opportunity?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Maybe Marriott Lincolnshire. I think that's the only one that's below 100 at this point.

Bill Crow - Raymond James & Associates - Analyst

Diane, could you provide some granularity on the renovation disruptions? You've identified a couple of the renovations that are already going on. If it's 100 basis points across the portfolio for the full year, one can assume it's pretty significant in the first half of the year. Is that a good way to think about it, and should we expect those particular assets to have negative RevPAR growth in the first half and then recover in the second half of the year?

Diane Morefield - Strategic Hotels & Resorts, Inc. - EVP & CFO

Yes. Certainly the biggest displacement comes from the Westin St. Francis with occupancy that runs at roughly 88%. So it doesn't matter when you do that. It's going to affect occupancy. That renovation is going on now so that would be more geared towards the beginning of the year.

The other properties, while not as material, mostly are going on towards the beginning of the year. Of course, we only give full-year guidance. So it's accounted for in our full-year guidance. But there is no negative RevPAR growth that we anticipate.

Bill Crow - Raymond James & Associates - Analyst

Okay. Diane, could you remind us about the amount remaining on the Marriott guarantee in the Essex House and how we think about it in 2014 and 2015? Is it a similar amount to 2013 for both years?

Diane Morefield - Strategic Hotels & Resorts, Inc. - EVP & CFO

The Marriott guarantee is sort of in two buckets. It is $40 million total. $20 million is a straight guarantee. They can earn part of the other $20 million back over certain thresholds. Again, we announced $12.8 million was paid this past year and $1.4 million the previous year. So we don't anticipate exhausting the full first $20 million in 2014, but we may still be dipping into it at some level. So the Essex House guarantee for this year remains $21.5 million in total. To the extent that there's any shortfall in the actual operations, we will top off with the Marriott guarantee.

Bill Crow - Raymond James & Associates - Analyst

So it'll come down from the $12 million last year to -- whether it is $3 million or $5 million or whatever the number is -- it sounds like the maximum would be $6 million or $7 million?

Diane Morefield - Strategic Hotels & Resorts, Inc. - EVP & CFO

Yes, it's probably in the $3 million to $4 million range that we are projecting.

Bill Crow - Raymond James & Associates - Analyst

Perfect. All right. Thank you.

Operator

Our next question comes from Chris Woronka, Deutsche Bank. Please proceed.

Chris Woronka - Deutsche Bank - Analyst

Just a quick question on Chicago. Well understood about the city-wides being down, and I know there's also some new supply in there. Having the bird's eye view there, how do you view that market this year and even into next year? Is this going to get a little better or a lot better? Just any color you have there. Thanks.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Well, the city-wides are essentially the same this year over last year, but in 2015, they get significantly better. We're optimistic going into 2015. Obviously, there is supply, but given the location of our hotels, we're optimistic that it's getting better.

Chris Woronka - Deutsche Bank - Analyst

Okay. And then on Lincolnshire -- again, I understand the issues with the lease there -- is there any option or thought to changing out or taking the flag off that hotel to save franchise fees? Is there really anything at all, or is it pretty much steady-state until it can be sold?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Well, it's pretty much steady-state. We have a management contract on the hotel. It's been through some tough times. We're partnering with Marriott to bring it back as quickly as we can, but it's a suburban asset that's had its challenges, but we've invested $5 million in the rooms. I don't know if you know this, but we extended the land lease out to 99 years. So we think that's enhanced value. As it comes back, that's a non-core asset that we'll look to move when it is stabilized.

Chris Woronka - Deutsche Bank - Analyst

Okay. Got it. And then finally on Grosvenor Square, if we do assume that it sells in the first half, you guys have mentioned there is I think about $1 million of savings between taxes and SG&A. Is that in your guidance, and do we recognize that right away? If you can clarify that.

Diane Morefield - Strategic Hotels & Resorts, Inc. - EVP & CFO

Again, Marriott Grosvenor Square is not in our guidance because we don't have a specific time for when the sale might close, nor have we given guidance on price. It is about $1 million in friction cost between the taxes we pay in the UK in G&A, but again, none of that is in guidance until it closes. Once it closes and on subsequent earnings calls, we will update how that impacts guidance.

Chris Woronka - Deutsche Bank - Analyst

Okay. Very good. Thanks.

Operator

Our next question comes from Ryan Meliker, MLV Company. Please proceed.

Ryan Meliker - MLV & Co. - Analyst

Nice quarter. Just a couple of quick ones here. First of all, Diane, can you talk a little about the balancing act that you've gone back and forth with the decision to redeem the preferred equity? Obviously it's got a high coupon, and that is not that attractive. But it also reduces some optionality if you guys ever do decide you are willing to sell the Company at some point in the future. How did those two factors weigh in your decision to go ahead and move forward with that?

Diane Morefield - Strategic Hotels & Resorts, Inc. - EVP & CFO

Well, I think the decision to redeem the Series A preferreds with the proceeds from asset sales is actually pretty straightforward. The Series A is an 8.5% coupon. It's the high cost of capital. The capital markets now, particularly if you go with street debt or convertible debt, is much lower than that, and while that's a permanent layer of capital, we feel it crowds out cash flow to reinstate a common dividend. Again, it's just too high cost a layer of capital on the balance sheet to just retain it.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Ryan, we actually think that strengthening the balance sheet is the very best thing we can be doing here. We think that this significantly strengthens our balance sheet, given the capital markets the way they are, reducing the cost of capital that we have. We think that, all-in-all, really does enhance shareholder value, which is the goal, right?

Ryan Meliker - MLV & Co. - Analyst

Sure. Assuming that the London sale is executed, should we assume that that the debt that you will be repurchasing is more likely to be preferred than actual straight-up debt, given the high interest rate there?

Diane Morefield - Strategic Hotels & Resorts, Inc. - EVP & CFO

I think when we do close London, we'll net about $85 million of proceeds after paying off the mortgage debt specific to the asset, so anywhere from $80 million to $85 million. We will analyze at that point, depending on corporate opportunities, whether we use that for another series of preferred. There will still be a little bit out on the line, probably in the range of $30 million, and again, if there are growth opportunities or other uses, we'll just have to evaluate it when we have those proceeds.

Ryan Meliker - MLV & Co. - Analyst

Okay. That's helpful. And then if we could just touch base on acquisitions a little bit. I'm assuming you guys are focused on luxury type assets primarily in North America, is that correct?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

That would be correct.

Ryan Meliker - MLV & Co. - Analyst

We saw a very aggressive -- at least what I consider a very aggressive bid -- for your Punta Mita asset. It certainly doesn't look like the cost of capital that you guys have would compete with buyers of that nature. What's going to differentiate you? How are you going to be able to reconcile those challenges? Is it going to be non-gateway markets that you're looking at? High-end assets? Is it going to be assets that need material repositioning where you see a lot of upside in that a more long-term buyer that's more focused on a trophy cap rate doesn't necessarily want to put that type of effort into? How can we reconcile your cost of capital with being able to grow with these types of assets, given what you are competing with?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Well, we understand the question. We are not going to compete with the luxury buyer that's going to pay a very high price. We do see assets that we believe have substantial upside where we think they're complex, as we said in our opening comments. We're seeing some opportunities out there that we believe we can potentially acquire that gives us a good return based on our cost of capital. But are we going to be the top bidder at a three cap on a luxury asset someplace? No, you're not going to find us going to do that.

Ryan Meliker - MLV & Co. - Analyst

Are you willing to move outside of the major gateway markets?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

No, not really. We will stay consistent with the strategy, but we've talked about major markets on the East Coast. We've talked about Mexico and Canada as well, so there are a fair number of things out there for us to look at.

Ryan Meliker - MLV & Co. - Analyst

All right. Fair enough. Thanks a lot.

Operator

Our next question comes from Smedes Rose, Evercore. Please proceed.

Smedes Rose - Evercore Partners - Analyst

Could you update us on where you are with your non-core assets, either condos at the Essex House or the land in Mexico? Are you moving forward with the sale of those items, and what sort of total cash proceeds do you think those could yield as you move to continue to delever?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

We've sold four of the condos at the Essex House, and we've got several that remain for sale. So we're anxious to continue to move those, but the market in New York, obviously, is quite good, so we're optimistic about that.

We're in discussions on the land in Mexico. We'd like to move that out. We sold Lakeshore Athletic Club. At the Loews Santa Monica we have an adjacent piece of land that we're looking at as how to potentially develop that in a way that is added into the hotel. But that’s fairly small. We'll move that piece of land in Mexico as soon as we've got a rational buyer.

Smedes Rose - Evercore Partners - Analyst

Okay. Thanks. You mentioned moving back towards paying a common dividend. Do you have a sense of when you might be required just from a tax perspective to reinstate a common dividend, or would that still be quite some time away?

Diane Morefield - Strategic Hotels & Resorts, Inc. - EVP & CFO

We are not required for two reasons. One is we still have NOLs to carry forward, and secondly, preferred dividends are included in the dividend test, and we still have pretty significant preferred dividends. We're not going to be forced from a structuring standpoint -- it is more of a corporate priority to get back to paying a common dividend at the right time.

Smedes Rose - Evercore Partners - Analyst

Okay. Thank you.

Operator

Our next question comes from Lukas Hartwich, Green Street Advisors. Please proceed.

Lukas Hartwich - Green Street Advisors - Analyst

Can you talk a little bit more about how big your appetite is to do acquisitions?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Yes, let's be clear. We'll be very disciplined about it, but we do believe that now that we've strengthened the balance sheet to the degree that we have and given our abilities to extract value, we are optimistic that we will find some good opportunities going forward. But we don't feel some huge requirement to do it. We are optimistic about our abilities to both add value to key assets, as well as to be the source for some of these assets where people need or want to sell them. We've got a strong balance sheet. We trade at a relatively high multiple. All of those are reasons for us to buy -- as long as we buy at the appropriate price and get a good return for our shareholders.

Lukas Hartwich Green Street Advisors - Analyst

Right. Thank you. Can you update us on your thoughts on the ramp-up of Essex House?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Yes, we've been quite pleased. The rate is up about $46 year-over-year. EBITDA was up $10 million, a little over $10 million year-over-year, excluding some of the severance costs that we had.

We are actually quite pleased. We've got more to do, but our group business is up. It was de minimis when we bought the hotel, so it's taking us a little while to bring that up to speed, but that's coming along as well as event business for the hotel. Overall, we're pleased.

Lukas Hartwich - Green Street Advisors - Analyst

Do you have a targeted stabilization timeframe?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Probably 2015.

Lukas Hartwich - Green Street Advisors - Analyst

Great. Thank you.

Operator

Our next question comes from Andrew Didora, BofA Merrill Lynch. Please proceed.

Andrew Didora - BofA Merrill Lynch - Analyst

A lot of my questions have already been answered, but I have one for Rip. Rip, are you seeing any high-end luxury portfolios on the market right now or is it all pretty much single asset deals at this point in time? Thanks.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

There is the potential for portfolio deals, but most of what we have seen in the last several months has been one-off assets.

Andrew Didora - BofA Merrill Lynch - Analyst

Okay. Thanks.

Operator

And with no more questions, I would now like to turn the call back over to Rip for closing remarks.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Thanks, everyone, for joining the call. It's a fun call when you have great results, and we look forward to delivering more of them the next time we chat. Have a great week. Bye.

Operator

Ladies and gentlemen, that concludes today's presentation. You may now disconnect. Have a great day.